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FRONTIER INSURANCE GROUP, INC.   FORM 8-K    DATED MAY 22, 1996    EXHIBIT 10-16


                 FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES



PRO FORMA FINANCIAL INFORMATION

The following unaudited Pro Forma Condensed Consolidated Financial Statements of Frontier Insurance Group, Inc. and Subsidiaries, ("Frontier" or the "Company") give effect to the Company's acquisition of United Capital Holding Company ("UCHC') (the "Acquisition") as more fully described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The unaudited Pro Forma Condensed Consolidated Financial Statements reflect the Company's preliminary purchase price allocation and is subject to revision as information becomes available. Management believes that the preliminary allocation of purchase price is not expected to differ materially from the final allocation. The Pro Forma Condensed Consolidated Statements of Income have been prepared as if the Acquisition had been consummated on January 1, 1995. The Pro Forma Condensed Consolidated Balance Sheet has been prepared as if the Acquisition had been consummated at March 31, 1996. Such Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of the results of future operations, nor of the results of historical operations had the Acquisition been consummated on such dates.

The unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with: the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements; Frontier's Annual Report on Form 10-K for the year ended December 31, 1995; Frontier's Quarterly Report on Form 10-Q for the three months ended March 31, 1996; UCHC's audited consolidated financial statements for the year ended December 31, 1995 and UCHC's unaudited interim consolidated financial statements for the three months ended March 31, 1996.


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FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES FORM 8-K DATED MAY 22, 1996
                                                                   EXHIBIT 10.16



                FRONTIER INSURANCE GROUP, INC., AND SUBSIDIARIES
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 31, 1995
                                   (Unaudited)
                          (dollar amounts in thousands)



                                                           Historical For the Year                  Pro Forma
                                                           Ended December 31, 1995                 Adjustments           The Company
                                                          ---------------------------      -------------------------       Pro Forma
REVENUES:                                                 The Company         UCHC           Debit          Credit         Combined
                                                          -----------      ----------      ---------       ---------      ---------

Premiums written                                            $ 264,314       $  21,809                                     $ 286,123
Premiums ceded                                                 43,557          10,827                                        54,384
                                                          -----------      ----------                                    ----------
     NET PREMIUMS WRITTEN                                     220,757          10,982                                       231,739
(Increase) decrease in unearned premiums                      (24,537)          2,727                                       (21,810)
                                                          -----------      ----------                                    ----------
    NET PREMIUMS EARNED                                       196,220          13,709                                       209,929
Net Investment Income                                          30,035           9,257          $5,411 (a)                    33,881
Realized capital gains (losses)                                    20          (1,030)                                       (1,010)
                                                          -----------      ----------      ----------      ----------    ----------
     TOTAL NET INVESTMENT INCOME                               30,055           8,227           5,411                        32,871
Gross claims adjusting income                                     130                                                           130
                                                          -----------      ----------      ----------      ----------    ----------
     TOTAL REVENUES                                           226,405          21,936           5,411                       242,930
EXPENSES:
Losses                                                         89,422         (10,721)                                       74,392
Loss adjustment expenses                                       29,833          (4,309)                                       29,833
Amortization of policy acquisition costs                       42,258           1,231                                        43,489
Underwriting and other expenses                                20,717          15,863             492 (b)     $13,952 (c)    23,120
Interest expense                                                  895                                                           895
                                                          -----------      ----------      ----------      ----------    ----------
TOTAL EXPENSES                                                183,125           2,064             492          13,952       171,729

INCOME BEFORE TAXES                                            43,280          19,872           5,903          13,952        71,201
Income taxes:
  State                                                         1,173            (281)                                          892
  Federal                                                      10,896          11,496                           1,598 (d)    20,794
                                                          -----------      ----------                      ----------    ----------
TOTAL INCOME TAXES                                             12,069          11,215                           1,598        21,686
                                                          -----------      ----------      ----------      ----------    ----------
     NET INCOME                                             $  31,211       $   8,657       $   5,903       $  15,550     $  49,515
                                                             ========         =======          ======         =======      ========
PER SHARE DATA
  Net income per share                                          $2.40                                                         $3.80
                                                            =========                                                     =========


                                        2


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FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES    FORM 8-K   DATED MAY 22, 1996
                                                                   EXHIBIT 10.16



                FRONTIER INSURANCE GROUP, INC., AND SUBSIDIARIES
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                    For the Three Months Ended March 31, 1996
                                   (Unaudited)
                          (dollar amounts in thousands)




                                   Historical For the three month        Pro Forma
                                        Ended March 31, 1996            Adjustments    The Company
                                   ------------------------------     ---------------   Pro Forma
REVENUES:                               The Company     UCHC          Debit    Credit    Combined
                                        -----------     ----          -----    ------    --------
Premiums written                          $74,860      $7,670                             $82,530
Premiums ceded                             13,131       5,177                              18,308
                                         --------      ------                            --------
        NET PREMIUMS WRITTEN               61,729       2,493                              64,222
Increase in unearned premiums              (3,435)       (522)                             (3,957)
                                         --------      ------         ------   ------    --------

        NET PREMIUMS EARNED                58,294       1,971                              60,265
Net Investment Income                       7,786       2,262         $1,352 (e)            8,696
Realized capital gains                        691         297                                 988
                                         --------      ------         ------   ------    --------
        TOTAL NET INVESTMENT INCOME         8,477       2,559          1,352                9,684
Gross claims adjusting income                  25                                              25
                                         --------      ------         ------   ------    --------
        TOTAL REVENUES                     66,796       4,530          1,352               69,974

EXPENSES:
Losses                                     26,512         214                              26,943
Loss adjustment expenses                    8,931         217                               8,931
Amortization of policy acquisition costs   12,381        (554)                             11,827
Underwriting and other expenses             5,791         471            123(f)             6,385
Interest expense                              441                                             441
                                         --------      ------         ------   ------    --------
TOTAL EXPENSES                             54,056         348            123               54,527

INCOME BEFORE TAXES                        12,740       4,182          1,475               15,447

Income taxes:
  State                                       115                                             115
  Federal                                   3,361      1 ,487                    $443 (g)   4,405
                                          --------     ------                             -------
        TOTAL INCOME TAXES                  3,476       1,487                     443       4,520
                                          --------     ------         ------    ----    --------
  NET INCOME                              $ 9,264     $ 2,695         $1,475     $443     $10,927
                                          =======     =======         ======     ====     =======

PER SHARE DATA
  Net income per share                   $   0.71                                        $   0.84
                                         ========                                        ========
                                        3




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FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES    FORM 8-K   DATED MAY 22, 1996
                                                                   EXHIBIT 10.16



                FRONTIER INSURANCE GROUP, INC., AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEETS
                              As of March 31, 1996
                                   (Unaudited)

                                     ASSETS
                          (dollar amounts in thousands)


                                                            Historical as of                     Pro Forma
                                                             March 31, 1996                     Adjustments              The Company
                                                        --------------------------          -------------------            Pro Forma
                                                        The Company           UCHC          Debit        Credit            Combined
                                                        -----------           ----          -----        ------            --------
Investments:
  Fixed maturities, Available for sale
        at fair value ...............................      $527,661         $ 76,194                       $ 35,619(1)      $568,236
  Equity securities, at fair value ..................        24,381                                                           24,381
  Short-term investments--at principal
      balances, which approximate
      fair value ....................................         9,546           45,083                         45,083(2)         9,546
Investment in limited liability corporation .........         3,115                                                            3,115
                                                          ---------    ---------------  ----------     ------------       ----------
      TOTAL INVESTMENTS .............................       564,703          121,277                         80,702          605,278

Cash ................................................         2,532            2,726       $80,702(3)        80,702(3)         5,258
Agents' balances due, less
    allowances for doubtful accounts ................        25,014            4,571                                          29,585
Premiums receivable from insureds, less
     allowances for doubtful accounts ...............        25,024                                                           25,024
Deferred federal income tax benefits ................        25,395            5,212                                          30,607
Accrued investment income ...........................         6,824              797                                           7,621
Deferred policy acquisition costs ...................        21,155              459                                          21,614
Net reinsurance recoverables
     Less allowances for possible
     uncollectible amounts ..........................        91,154           37,967                                         129,121
Data processing equipment and software
     at cost, less accumulated depreciation
     and amortization ...............................         1,381              150                                           1,531
Insurance renewal rights and claims ad-
    justing rights and other intangible
    assets, less accumulated amortization ...........         2,865            4,805         5,344(4)         6,805(5)         5,422
Home office building and equipment-- ................                                                           787(6)
    at cost, less accumulated depreciation ..........        27,721              236                                          27,957
Other assets ........................................         4,881            2,252                                           6,872
                                                        -----------      -----------     ---------         --------         --------

      TOTAL ASSETS ..................................      $798,649         $180,452      $ 86,046         $168,996         $896,151
                                                           ========         ========       =======         ========         ========


                                        4


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FRONTIER INSURANCE GROUP, INC. AND SUBSIDIARIES    FORM 8-K   DATED MAY 22, 1996
                                                                   EXHIBIT 10.16



                FRONTIER INSURANCE GROUP, INC., AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEETS
                              As of March 31, 1996
                                   (Unaudited)

                             LIABILITIES AND CAPITAL
                          (dollar amounts in thousands)

                                                            Historical as of                     Pro Forma
                                                             March 31, 1996                     Adjustments              The Company
                                                        --------------------------      -----------------------------     Pro Forma
                                                        The Company       UCHC               Debit        Credit           Combined
                                                        -----------       ----               -----        ------           --------
LIABILITIES
  Policy liabilities::
    Unpaid losses ...................................     $ 322,561      $  59,538                                         $ 406,989
    Unpaid loss adjustment expenses .................        60,670         24,890                                            60,670
    Unearned premiums ...............................       110,241         12,405                                           122,646
                                                          ---------       --------       -----------    -------------       --------
     TOTAL POLICY LIABILITIES .......................       493,472         96,833                                           590,305

Note payable ........................................        25,000                                                           25,000
Funds withheld under reinsurance
   contract .........................................        34,208            275                                            34,483
Federal income taxes payable ........................         1,829          3,460         $   2,000(5)                        3,289
Cash dividend payable to shareholders ...............         1,573                                                            1,573
Other liabilities ...................................        10,431          3,221                                            13,652
                                                         ----------         ---------     ------------   -------------     ---------

     TOTAL LIABILITIES ..............................       566,513        103,789             2,000                         668,302

COMMITMENTS AND CONTINGENT LIABILITIES

CAPITAL
   Preferred Stock, par value $.01
     per share; authorized and
    unissued--1,000,000 shares ......................                            4                 4(7)
Common Stock, par value $.01 per share;
   authorized--20,000,000 shares; issued
   (1996--13,068,205 shares; 1995--
   13,062,501 shares) ...............................           131              1                 1(7)                          131
Additional paid-in capital ..........................       168,090         77,069            77,069(7)                      168,090

Net unrealized appreciation (depreciation)
   of investments in available-for-sale
   securities .......................................         2,158           (282)                       $     282(7)         2,158
Retained earnings ...................................        62,545                            4,287(8)                       58,258
                                                          ---------   ------------          --------         --------      ---------
   SUBTOTAL .........................................       232,924         76,792            81,361              282        228,637
Less:  Treasury stock--at cost
    (41,000 shares) .................................          (788)          (129)                               129(7)       (788)
                                                      -------------  -------------    --------------            -----  -------------
TOTAL CAPITAL .......................................       232,136         76,663            81,361              411        227,849
TOTAL  LIABILITIES AND CAPITAL ......................     $ 798,649      $ 180,452         $  83,361        $     411      $ 896,151
                                                           ========       ========           -------             ====       ========

                                        5




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                 FRONTIER INSURANCE GROUP INC., AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following pro forma adjustments have been applied to the historical condensed consolidated statements of income for the year ended December 31, 1995 of the Company and UCHC to give effect to the Acquisition as if it had occurred on January 1, 1995, it should be noted that, as a result of favorable claim settlements and changes in estimates in prior years loss and loss adjustment expense reserves, UCHC's incurred loss and loss adjustment were reduced by $23.2 million in1995 which reduction is reflected in UCHC's historical financial statements.

(a) Net investment income has been decreased by $5.4 million to reflect the reduction of investment income from the sale of fixed maturities to fund the purchase of the acquisition ($30.9 million), and from the sale of short-term investments and fixed maturities for the payment of a $49.8 million dividend from UCHC to its parent, Capsure Holding Corp. ("Capsure") prior to the closing. The yield assumed on the two transactions was 6.4% and 6.9%, respectively.

(b) Underwriting and other expense has been increased by $0.5 million to reflect the amortization of the excess cost over net assets acquired arising from the acquisition.

(c) Underwriting and other expense has been decreased by $14.0 million as a result of the assessment of the recoverability of goodwill made by UCHC at year end in contemplation of the sale of UCHC to Frontier, and subsequent recognition of the impairment of goodwill based on the assessment.

(d) Income taxes have been decreased by $1.6 million to reflect the net tax effect of the pro forma adjustments.

The following pro forma adjustments have been applied to the historical condensed consolidated statements of income of the Company and UCHC for the three-month period ended March 31, 1996, to give effect to the Acquisition as if it had occurred on January 1, 1995:

(e) Net investment income has been decreased by $1.4 million to reflect the reduction of investment income from the sale of fixed maturities to fund the purchase of the acquisition ($30.9 million), and from the sale of short-term investments and fixed maturities for the payment of a $49.8 million dividend from UCHC to Capsure prior to the closing. The yield assumed on the two transactions was 6.4% and 6.9%, respectively.

(f) Underwriting and other expense has been increased by $0.1 million to reflect the amortization of the excess cost over net assets acquired arising from the acquisition.

(g) Income taxes have been decreased by $0.4 million to reflect the net tax effect of the pro forma adjustments.

The following pro forma adjustments have been applied to the historical condensed consolidated balance sheets of the Company and UCHC to give effect to the Acquisition as of March 31, 1996, as if it had occurred on January 1, 1995.

(1) Fixed maturities decreased through sales in order to fund the acquisition of UCHC by Frontier ( $30.9 million) and partially fund the dividend payment from UCHC to Capsure, ($4.7 million).

(2) Short-term investments were decreased through sales in order to fund the dividend payment from UCHC to Capsure.

(3) Cash has been used to acquire UCHC by Frontier and the dividend payment from UCHC to Capsure.

(4) The purchase price of $30.92 million exceeded the fair value of net assets acquired by approximately $5.3 million. The excess cost over assets acquired is being amortized over 10 years.

(5)   Intangible   assets   decreased   as  a  result  of  the   write-off   and
re-establishment of excess cost over net assets acquired.

(6)   Amortization of excess cost over net assets acquired.

(7)   UCHC's stockholder's equity has been eliminated.

(8) Retained earnings has been decreased to recognize the pro forma income statement adjustments.






                                        6

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